Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of American Paramount Gold Corp. on Form S-1 of our audit report, dated November 24, 2010 relating to the accompanying balance sheet as of August 31, 2010 and 2009 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and from inception (July 20, 2006) through August 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.



/s/ /s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC
Henderson, NV
1.12.2011